EXHIBIT 10.4

MID PENN BANCORP, INC. RESTRICTED STOCK AGREEMENT

THIS AGREEMENT, dated as of ______, ____ (“Grant Date”) by and between Mid Penn Bancorp, Inc. (“Company”), and ___________ (“Participant”), is entered into as follows:

WHEREAS, the Company has established The Mid Penn Bancorp, Inc. 2014 Restricted Stock Plan (“Plan”), which Plan is hereby incorporated herein by reference and made a part hereof;

WHEREAS, Participant is a member of the Corporation’s and the Corporation’s wholly-owned subsidiaries, Mid Penn Bank’s (“Bank”), board of directors or an employee of the Bank; and

WHEREAS, the Compensation Committee of the Board of Directors of the Company (“Committee”) determined that it is in the best interest of the Company to grant ____ shares of Common Stock of the Company (“Stock”) to the Participant subject to the restrictions stated below.

NOW, THEREFORE, intending to be legally bound, the parties hereby agree as follows:

1.Grant of Stock.  Subject to the terms and conditions of this Agreement and of the Plan, the Company hereby grants to the Participant _____ shares of Stock (“Grant”).

2.Vesting Schedule. The interest of the Participant in the Stock shall vest as follows:

•	the Participant shall become vested in 100% of the Grant which equals ___ shares on _______, 20__;

a.

Each date of vesting shall be the “Vesting Date.” Upon the Participant’s death, the Participant shall become fully vested in the unvested tranche or portion of the Grant that was scheduled to vest in the calendar year of his or her death. The remaining unvested tranches or portions of the Grant shall be forfeited.

b.

Before any restricted stock grant shares vest, the recipient will not be entitled to vote the shares or receive any common stock dividends declared.  After any shares vest, the recipient would then have full voting rights and be entitled to any common stock dividends.

3.Restrictions.

a.	The stock or rights granted hereunder may not be sold, pledged or otherwise transferred until the Stock becomes vested in accordance with Section 2. The period of time between the date hereof and the date the Stock becomes vested is referred to herein as the “Restriction Period.”

b.

If the Participant’s service as a Director is terminated by the Corporation or Bank, or if the Participant’s employment with the Company is terminated by the Company, or voluntarily by the Participant, the Stock subject to the provisions of this Agreement which have not vested at the time of the Participant’s termination of service shall be forfeited by the Participant and transferred back to the Corporation.

4.Legend.  All certificates representing any shares of Stock of the Corporation subject to the provisions of this Agreement shall have endorsed thereon the following legend:

“The shares represented by this certificate are subject to an agreement between Mid Penn Bancorp, Inc. and the registered holder, a copy of which is on file at the principal office of Mid Penn Bancorp, Inc.”

5.Escrow.  The certificate or certificates evidencing the Stock subject hereto shall be delivered to and deposited with Registrar and Transfer Company as Escrow Agent in this transaction.  The Stock may also be held in a restricted book entry account in the name of the Participant.

6.No Participant Shareholder Rights.  During the Restriction Period, the Participant shall not have any rights of a shareholder with respect to the Stock including but not limited to dividend and voting rights.

7.Changes in Stock.  In the event that as a result of any stock dividend, stock split or other change in the Stock, and by virtue of any such change the Participant shall in his or her capacity as owner of unvested shares of Stock which have been awarded to him or her (the “Prior Stock”) be entitled to new or additional or different shares of securities, such new or additional or different shares or securities shall thereupon be considered to be unvested Stock and shall be subject to all of the conditions and restrictions which were applicable to the Prior Stock pursuant to this Agreement.

8.Death of Participant.  In the event of the Participant’s death prior to the payment of Stock, said Stock shall be paid to the Participant’s estate or designated beneficiary.

9.Taxes.  The Participant shall be liable for any and all taxes arising out of this grant or the vesting of Stock hereunder.   The Participant hereby authorizes the Bank to withhold the appropriate taxes from the Participant’s compensation.

10.Miscellaneous.

(a)The Corporation shall not be required (i) to transfer on its books any shares of Stock of the Corporation which shall have been sold or transferred in violation of any of the provisions set forth in this Agreement, or (ii) to treat as owner of such shares or to accord the right to vote as such owner or to pay dividends to any transferee to whom such shares shall have been so transferred.

(b)The parties agree to execute such further instruments and to take such action as may reasonably be necessary to carry out the intent of this Agreement.

(c)Any notice required or permitted hereunder shall be given in writing and shall be deemed effective upon delivery to the Participant at his or her address on file with the Corporation.

(d)Neither the Plan nor this Agreement nor any provisions under either shall be construed so as to grant the Participant any right to remain on the Board of Directors of the Corporation or Bank.

ATTEST:MID PENN BANCORP, INC.

President & CEO

WITNESS:

Participant

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